Exhibit 4.4

Full and accurate name of the investor: ________________________________________________

contact: ________________________________________________

Direct phone: ________________________________________________

Mobile Phone: ________________________________________________

email: ________________________________________________

Re: Magic Software Industries Ltd. - Ordinary Shares Order Form

[Non-binding Translation from Hebrew]

1. We hereby submit to Magic Software Industries Ltd. (the “Company”) an irrevocable offer to purchase _____________________ ordinary shares, NIS 0.1 par value each. (the “Purchased Shares”).

The ordinary shares shall be issued for consideration of US $ (_______ US $ per ordinary share) to be paid in US dollars.

2. In the event that we are given written notice of the acceptance of our offer, in whole or in part, by the Company (the “Acceptance Notice”), we undertake to pay the Company the full consideration in respect of the total shares issued to us as stated in the Acceptance Notice.

This proposal is subject to the following conditions:

(A)	You have received proposals for the purchase of such ordinary shares in an aggregate amount of at least 3,100,000 shares (including our offer). For the avoidance of doubt, the minimum quantity will not include the offer submitted to you by Formula Systems (1985) Ltd.

(B)	By the last date you agreed to receive order forms, you have received a commitment from Formula Systems (1985) Ltd. to purchase ____ shares, under the same terms of this proposal.

3. In connection with our offer, we hereby irrevocably declare and confirm that the ordinary shares are acquired by us, for ourselves, and not for the purpose of distribution or sale to others, either on behalf of or for others, and not for our customers, unless it is under the terms of the Israeli Securities Law, 1968 (the “Law”) and securities laws in the United States.

4. We are aware that the ordinary shares issued to us, insofar as they are issued, will be issued to us “Is-As” without any representation or indemnification by the Company, except for financial reports and / or periodic reports and / or immediate reports and any other reports which the Company has provided pursuant to the rules of NASDAQ or the Tel Aviv Stock Exchange Ltd., free of any debt, attachment, lien and / or right of any other third party, including any regulatory or other restriction on the transfer of the shares, right of first refusal, right to join or any other right in connection with the issuance of the shares.

The Company has not received any notice of intention and / or cause for delisting and / or stay and / or preventing the continued trading of the Company’s securities on the NASDAQ or on the Tel Aviv Stock Exchange Ltd., and there is no intention and / or cause to delist the Company’s securities from trading on the NASDAQ or on the Tel Aviv Stock Exchange Ltd. and / or to suspend and / or prevent the continued trading in the Company’s securities on NASDAQ or on the Tel Aviv Stock Exchange.

5. We have no claim against the Company, its affiliates, directors, employees or advisors regarding the Company and / or its assets and / or its liabilities and / or in connection with the ordinary shares, except in the event that it becomes clear that the information included in the reports as stated in section 4 above includes misleading information, including missing information, as defined in the Law.

6. We are aware and confirm that we will be issued shares that have not yet been listed for trading in the United States, and the Company will act to list them for trading on the NASDAQ within sixty (60) days from the date of receipt of our offer (the “Deadline for Registration”), in accordance with and subject to U.S. securities laws. Accordingly, the Company will submit a Form F-3 (with resale prospectus) and maintain it to the extent necessary in order to have them freely tradeable as applicable to rules in the United States.

7. We acknowledge and confirm that the information in respect of this issuance is “confidential information” with all that this entails, and as long as the Company has not released this information to the public, we are bound by all restrictions and obligations in connection with this confidential information. Insofar as the Company will not be able to complete the registration by the Deadline for Registration, this will terminate our undertaking under this proposal and you will be required to refund any amount that we transfer to you as consideration for the Purchased Shares.

8. We are aware and confirm that the Company, being a public company, may be obligated to report the purchase of the shares by us, insofar as it decides to accept our offer to purchase such shares. We confirm that we shall have no claims against the Company and / or any other entity in respect of such report by the Company.

9. We are aware and confirm that we have the financial and economic capabilities and experience in order to make an investment decision in the Company’s securities and to assess the risks and prospects of the transaction and to commit to its execution.

10. We know and hereby confirm that Formula Systems (1985) Ltd., the controlling shareholder of the Company, is to participate in this issuance, and its participation is a fundamental part of the issuance / condition for the purchase of the shares by us.

11. We confirm that we are an entity of one of the types of investors specified in the First Schedule to the Law, and also declare and undertake as stated in Appendix A to this Order Form.

12. We confirm that we know that the Company is entitled to determine or change the scope of the issuance, and to postpone or cancel the issuance of the Ordinary Shares, all at its sole discretion. The Acceptance Notice may be given to us by e-mail or to the fax number indicated above for this purpose. We also know that the implementation of the issuance is subject to the fulfillment of all of the following conditions: (a) obtaining the approval of the Company’s Board of Directors and any other organ of the Company required by law; and (b) receiving approval for the issuance of shares from NASDAQ.

In the event that the Company does not comply with this proposal, we will have no claim and / or demand against the Company and / or its related companies and / or its managers and / or its employees and / or its advisors and / or anyone acting on its behalf.

_____________________ _____________________ _____________________

Date Signature name and stamp

Billing Account:

Bank / Stock Exchange Member ________________ Branch

________________________________________________

Exact name of the owner

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Appendix A

The undersigned, _____________________________, hereby represents as follows:

1.	The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

2.	Neither the undersigned nor any person acting on his behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Shares. The undersigned agrees not to cause any advertisement of the Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Shares.

Signature	Date

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